Exhibit 10.1

AquaBounty Technologies, Inc.

Amendment No. 3 to the AquaBounty Technologies, Inc.

2016 Equity Incentive Plan

AquaBounty Technologies, Inc., a Delaware corporation (the "Company"), by action of its Board of Directors taken in accordance with the authority granted to it by Section 2(b)(vii) of the AquaBounty Technologies Inc. 2016 Equity Incentive Plan (the "Plan"), hereby amends the Plan in the following respect effective May 25, 2023:

Delete Section 3(a) of the 2016 EIP and replace it with the following text:

a.

Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustment, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 4,300,000 shares (the “Share Reserve”).

Delete Section 2(b)(xi) of the 2016 EIP and replace it with the following text:

b.

subject the approval of the Company’s stockholders and with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding Award; (B) the cancellation of any outstanding Award and the grant in substitution therefor of a new Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, Other Award, cash, or other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (I) covering the same or a different number of shares of Common Stock as the cancelled Award and (II) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

IN WITNESS WHEREOF, AquaBounty Technologies, Inc. has caused this instrument to be signed in its name by a duly authorized officer on this May 25, 2023.

AquaBounty Technologies, Inc.

By:   /s/Angela M. Olsen

Angela M. Olsen

General Counsel and Secretary